Exhibit 99.1

Reliance Global Group’s Revenue Grows by 17% and 40% in 2023 Compared to 2022 and 2021, respectively

Acquisition letter of intent previously announced progresses to final stages of definitive agreement discussions

Company to Host Conference Call Today at 1:00 PM Eastern Time

LAKEWOOD, N.J., April 4, 2024 -- Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”) today provided a business update and reported financial results for the year ended December 31, 2023.

“We are pleased to report 17% and 40% year-over-year increases in revenue for 2023 compared to 2022 and 2021, respectively,” commented Ezra Beyman, Chairman and Chief Executive Officer of Reliance Global Group. “Of the 17% revenue increase, 67% relates to organic growth, and 33% was acquisition related.”

“Our net loss was substantially driven by non-core operating and non-cash expense charges, such as, net estimate & fair value changes in acquisition earn-out payables & warrant liabilities, goodwill impairment, amortization, interest, share based compensation and discontinued operations results, tallying a net total of $11.3 million, resulting in a GAAP net loss of $12.0 million. When excluding these items to arrive at AEBITDA (Adjusted EBITDA, a non-GAAP metric as defined below), our AEBITDA loss in 2023 shrinks to $687,000, which represents an improvement of $2.1 million or 75% from 2022. We attribute much of our AEBITDA improvement to our recently announced “OneFirm” strategy, which brings together our 9 owned and operated agencies across the United States to function as one cohesive unit, allowing for efficient and effective cross-selling, cross-collaboration, and cross-utilization of our human capital, which has resulted in increases to both the Company’s top and bottom lines.”

2023 Financial Highlights*:

(approximates)

●	Commission income increased by $2.0 million, or 17%, to $13.7 million in 2023, compared to $11.8 million in 2022, of which 67% is organic growth and 33%, is acquisition related.
●	Commission expense increased by $592,000, or 19%, to $3.7 million in 2023, compared to $3.1 million in 2022, driven primarily by the Company’s increased commission income revenues.
●	Salaries and wages remained relatively flat at $7.5 million, representing a nominal decrease of $5,000, or 0.1%, during 2023 compared to 2022, demonstrating the Company’s ability to effectively leverage its in-place talent (human capital) despite robust increases in top-line revenue.

●	General and administrative expenses decreased by $869,000, or 18%, to $4.1 million in 2023, compared to $5.0 million in 2022, driven in part by OneFirm efficiencies gained, coupled with lower acquisition-related costs.
●	Net loss was $12.0 million in 2023, compared to net income of $6.5 million in 2022. The change and swing were primarily driven by a 2023 goodwill impairment charge of $7.6 million combined with a gain in the fair value change of warrant liabilities of only $5.5 million in 2023 compared to $23.5 million in 2022.
●	AEBITDA improved in 2023 by 75% or $2.1 million, from a loss of $2.8 million in 2022 to $687,000 in 2023, a result of increased revenues and decreased AEBITDA costs, driven by OneFirm, our strategy to operate leaner coupled with lower acquisition-related costs.
●	Working capital increased by $5.8 million, or 126%, to $1.2 million in 2023, compared to negative working capital of $4.6 million in 2022.
●	Cash and restricted cash of $2.7 million at the end of 2023 increased by $829,000, or 43%, compared to $1.9 million at the end of 2022.

*Complete financial results are available in the Company’s Annual Report on Form 10-K, which was filed with the U.S. Securities & Exchange Commission today.

“As illustrated by our financial highlights, we’ve had great growth momentum and strong performance throughout 2023, a real testament to the significant contributions and commitment of my friends and colleagues here at Reliance. We’ve also effectively expanded our cutting-edge RELI Exchange agency partner digital platform, which now boasts solutions in 46 states, access to 35 carriers, and a network of hundreds of committed agency partners.”

“We continue to see vast potential in the global insurance agency/brokerage market, which in 2023 had an estimated value of $436 billion, forecasted to grow to $613 billion by 2028. M&A deal volume in 2023 was $78 billion, or around 17% of market value. Reliance remains keenly active on identifying and growing its insurance agency/brokerage portfolio through strategic and synergistic acquisitions.”

“As previously announced, the Company has an open letter of intent to acquire a leading provider of voluntary benefits to more than 45,000 employee lives throughout the United States, with projected AEBITDA of more than $4 million for 2024.” Mr. Beyman concludes, “I’m happy to provide an update that the deal continues to progress positively with the parties currently in the final stages of definitive agreement discussions.”

Conference Call

Reliance Global Group will host a conference call today at 1:00 PM Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 515451. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/50129 or on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will also be available on the Company’s Investors section of the website (https://relianceglobalgroup.com/events-and-presentations/) through April 1, 2025. A telephone replay of the call will be available approximately one hour following the call, through April 18, 2024, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 50129.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI; RELIW) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com

INFORMATION REGARDING A NON-GAAP MEASURE

The Company believes certain financial measures which meet the definition of non-GAAP financial measures, as defined in Regulation G of the SEC rules, provide important supplemental information. Namely our key financial performance metric Adjusted EBITDA (“AEBITDA”) is a non-GAAP financial measure that is not in accordance with, or an alternative to, measures prepared in accordance with GAAP. “AEBITDA” is defined as earnings before interest, taxes, depreciation and amortization (EBITDA) with additional adjustments as further outlined below, to result in Adjusted EBITDA. The Company considers AEBITDA an important financial metric because it provides a meaningful financial measure of the quality of the Company’s operational, cash impacted and recurring earnings and operating performance across reporting periods. Other companies may calculate Adjusted EBITDA differently than we do, which might limit its usefulness as a comparative measure to other companies in the industry. AEBITDA is used by management in addition to and in conjunction (and not as a substitute) with the results presented in accordance with GAAP. Management uses AEBITDA to evaluate the Company’s operational performance, including earnings across reporting periods and the merits for implementing cost-cutting measures. We have presented AEBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations and assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Consistent with Regulation G, a description of such information and tabular reconciliations of this supplemental non-GAAP financial information to our most comparable GAAP information are provided below.

We exclude the following items, and the following items define our non-GAAP financial measure AEBITDA:

●	Interest and related party interest expense: Unrelated to core Company operations and excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Depreciation and amortization: Non-cash charge, excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Goodwill impairment: Non-cash charge, excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Equity-based compensation: Non-cash compensation provided to employees and service providers, excluded to provide more meaningful supplemental information regarding the Company’s core cash impacted operational performance.
●	Change in estimated acquisition earn-out payables: An Earn-out liability is a liability to the seller upon an acquisition which is contingent on future earnings. These liabilities are valued at each reporting period and the changes are reported as either a gain or loss in the change in estimated acquisition earn-out payables account in the consolidated statements of operations. The gain or loss is non-cash, can be highly volatile and overall is not deemed relevant to ongoing operations, thus, it’s excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.

●	Recognition and change in fair value of warrant liabilities: This account includes changes to derivative warrant liabilities which are valued at each reporting period and could result in either a gain or loss. The period changes do not impact cash, can be highly volatile, and are unrelated to ongoing operations, and thus are excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.
●	Other income (expense), net: This account includes non-routine income or expenses and other individually de minimis items and is thus excluded as unrelated to core operations of the company.
●	Loss from discontinued operations before tax: This account includes the net results from discontinued operations and since discontinued, are unrelated to the Company’s ongoing operations and thus excluded to provide more meaningful supplemental information regarding the Company’s core operational performance.

The following table provides a reconciliation from net (loss) income to Adjusted EBITDA for the years ended December 31, 2023, and December 31, 2022:

	December 31, 2023	December 31, 2022
Net income (loss)	$(12,009,982)	$6,466,162
Adjustments:
Interest and related party interest expense	1,656,253	918,026
Depreciation and amortization	2,609,191	2,563,518
Goodwill impairment	7,594,000	-
Equity based compensation employees, directors, and service providers	1,272,155	1,249,873
Change in estimated acquisition earn-out payables	1,716,873	524
Other (income) expense, net	(6,530)	4,341
Recognition and change in fair value of warrant liabilities	(5,503,647)	(29,064,958)
Loss from discontinued operations before tax	1,984,714	15,095,770
Total adjustments	11,323,009	(9,232,906)

Adjusted EBITDA	$(686,973)	$(2,766,744)